EXHIBIT 16.1

TERRY L. JOHNSON, CPA
406 Greyford Lane
Casselberry, Florida 32707
Phone 407-721-4753
Fax/Voice Message 866-813-3428
E-mail cpatlj@yahoo.com

June 23, 2015

Office of the Chief Accountant
Securities and Exchange Commission
100F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

I have read the statements made by Baltia Air Lines, Inc., (the "Company"), which were provided to me and which I understand will be filed with the Securities and Exchange Commission pursuant to Item 4.01 of Form 8-K, regarding my resignation as the Company's certifying accountant. I agree with the statements concerning my firm in such Current Report on Form 8-K. I have no basis to agree or disagree with other statements made under Item 4.01.

I hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

_____________________________________
Terry L. Johnson, CPA
Casselberry, Florida